Exhibit 2.4

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
----------------------------------------------------x
                                                    :
In re                                               :      Chapter 11 Case No.
                                                    :
Magellan Health Services, Inc., et al.,             :     03-40515 (PCB)
                                                    :
                     Debtors.                       :
                                                    :        (Jointly
                                                    :       Administered)
                                                    :
----------------------------------------------------x

                         ORDER CONFIRMING DEBTORS' THIRD
                    AMENDED JOINT PLAN OF REORGANIZATION, AS
             MODIFIED, PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE
             -------------------------------------------------------

           Magellan Health Services, Inc. ("Magellan") and its affiliated debtors, as debtors and debtors in possession (collectively, with Magellan, the "Debtors"), having proposed and filed their Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code, dated August 18, 2003 (as modified by the Modifications to Debtors' Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated September 25, 2003, and the Modifications to Debtors' Third Amended Joint Plan of Reorganization under chapter 11 of the Bankruptcy Code, dated October 8, 2003 (collectively, the "Modifications"), the "Plan"), (1) and the Disclosure Statement in respect of the Plan, dated August 18, 2003 (the "Disclosure Statement"); and the Disclosure Statement having been approved by the Court pursuant to an order, dated August 19, 2003, as containing "adequate information" pursuant to section 1125 of the Bankruptcy Code (the "Disclosure Statement Order"); and the Affidavits of Mailing by Bankruptcy Services, LLC ("BSI") of Solicitation Packages (the "BSI Affidavit"), dated September 8, 2003, having been filed with the Court on September 12, 2003, and the Affidavit of

---------------------
(1) Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

Service of Solicitation Packages by Innisfree M&A, Inc. ("Innisfree" and, together with BSI, the "Voting Agents"), dated October 6, 2003 having been filed with the Court on October 7, 2003 (collectively, the "Affidavits of Mailing"); and the Affidavit of Miriam Bloom of BSI regarding the methodology for the tabulation of and results of voting with respect to the Plan (the "BSI Certification"), the Certification of Jane Sullivan of Innisfree with respect to the tabulation of votes on the Plan (the "Innisfree Certification") and the Supplement to the Innisfree Certifications (collectively, the "Certifications") having been filed with the Court on October 6, 2003; and the Debtors having filed with this Court the Plan Supplement and the affidavits in support of confirmation of the Plan of (i) Mark S. Demilio, Executive Vice President and Chief Financial Officer of the Debtors (the "Demilio Affidavit"), and (ii) William D. Forrest, CTP, Managing Director of Gleacher Partners, LLC ("Gleacher"), financial advisors to the Debtors (the "Forrest Affidavit" and, together with the Demilio Affidavit, collectively, the "Affidavits in Support of Plan Confirmation") (collectively, with the Affidavits of Mailing and the Certifications, the "Debtors' Confirmation Documents"); and each of the Objections (as hereinafter defined) having been resolved, withdrawn or overruled; and the Court having conducted a hearing to consider confirmation of the Plan on October 8, 2003 (the "Confirmation Hearing"); and the Court having reviewed and considered the Plan, the Plan Supplement, the Debtors' Confirmation Documents, the Disclosure Statement, the Disclosure Statement Order, and the entire record of the Confirmation Hearing, and the Court being familiar with the Plan and other relevant factors affecting the Debtors' chapter 11 cases (the "Chapter 11 Cases"); and the Court having taken judicial notice of the entire record of the Chapter 11 Cases since the Commencement Date; and the appearance of all interested parties having been duly noted in the record of the Confirmation Hearing; and after due deliberation and sufficient cause appearing therefor;

IT IS HEREBY FOUND, CONCLUDED, ORDERED, ADJUDGED, AND DECREED, AS
FOLLOWS:

                               FINDINGS OF FACT (2)
                               -----------------

BACKGROUND
----------

           1. The Debtors each filed with this Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code on March 11, 2003 (the "Commencement Date"). (Debtors' Chapter 11 Petitions, Docket No. 1).

           2. Each of the Debtors continues to operate its business and manage its properties as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

           3. By order of the Court, dated March 11, 2003, these chapter 11 cases were consolidated for procedural purposes only pursuant to Bankruptcy Rule 1015(b). (Docket No. 28).

           4. On March 18, 2003, the United States Trustee for the Southern District of New York (the "United States Trustee") appointed the Official Committee. (Notice of Appointment of Official Committee, Docket No. 65).

---------------------------
(2) The Findings of Fact and Conclusions of Law contained herein constitute the findings of fact and conclusions of law required to be entered by this Court pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Rules 7052 and 9014 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules").

FORMULATION OF THE PLAN
AND DEVELOPMENT OF THE DEBTORS' BUSINESS PLAN
---------------------------------------------

           5. Prior to the commencement of these chapter 11 cases, the Debtors engaged in discussions with the Senior Secured Lenders, Aetna, their largest customer, and an ad hoc committee of holders of the Magellan's Senior Notes and Senior Subordinated Notes toward the formulation of a plan of reorganization. As a result of such discussions, on the Commencement Date, the Debtors filed a plan of reorganization. One of the conditions of confirmation and consummation of such plan of reorganization was that the Debtors realize not less than $50 million in proceeds (and $47.5 million in net proceeds) from an equity or debt investment. (Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated March 11, 2003)

           6. Prior to the Commencement Date, the Debtors sought a commitment from, among other parties, their primary creditor constituencies, as well as a third party investor, Onex Corporation ("Onex"), for an equity and/or debt infusion to be made in conjunction with the effectiveness of the Plan. Because Onex required more time to complete its due diligence, it was unable to provide the Debtors with a commitment letter at that time. The Debtors did, however, receive two definitive proposals to provide financing in connection with the consummation of the restructuring, the most favorable of which was made by Amalgamated Gadget, L.P. ("AG") and Pequot Capital Management, Inc. ("PCM" and, together with AG, the "Initial Investors"), both on behalf of certain managed funds and accounts. (Demilio Affidavit, at P. 4).

           7. After extensive negotiation with the Initial Investors, the Debtors and the Initial Investors reached an agreement on the terms and provisions of an investment that was set forth in a commitment letter dated March 10, 2003 (the "PCM/AG Equity Commitment Letter"). (Demilio Affidavit at P.
5). The PCM/AG Equity Commitment Letter provides, among other things, for indemnification obligations, expense reimbursement and the payment of various fees, including a break-up fee of $1 million and a commitment fee of $1.5 million, of which $750,000 was paid on March 11, 2003 and the remainder was paid in September 2003. PCM/AG Equity Commitment Letter. (Demilio Affidavit at P. 5).

           8. On March 11, 2003, the Debtors filed their Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code. On March 26, 2003, the Debtors filed their First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Court and the proposed disclosure statement in connection therewith.

           9. On April 4, 2003, the Court approved the PCM/AG Equity Commitment Letter and, specifically, the break-up fee, indemnification, expense reimbursement obligation and commitment fee contained therein. (Docket No. 147).

           10. On April 23, 2003, the Court approved the Debtors' assumption of the Aetna Amended MSA, including all documents and instruments related thereto, finding that such assumption was in the best interests of the Debtors, their creditors, and all parties in interest. (Docket No. 397).

           11. Although the Debtors had negotiated an equity commitment from AG, the Debtors nevertheless continued to solicit proposals from other potential investors, including Onex, for an equity commitment that would be even more favorable to the Debtors and their creditors. After completing its due diligence and engaging in extensive negotiations with the Debtors, on May 21, 2003, Onex presented the Debtors with a funding commitment, pursuant to which Onex agreed to provide the Debtors with, among other things, a commitment to purchase up to $200 million of common stock of Reorganized Magellan in conjunction with the consummation of a plan of reorganization. (Demilio Affidavit at P. 6).

           12. In June and July of 2003, the Debtors conducted an informal auction process, pursuant to which AG and Onex submitted competing bids. At the conclusion of such process, the final bid by Onex was supported by the board of directors of Magellan and the Official Committee. In selecting Onex bid, the Board of Directors considered, among other factors, Onex's strength as a strategic investor. (Demilio Affidavit at P. 7). As a result, the Debtors and Onex entered into the Equity Commitment Letter, which, subject to modifications requested by the Court, was approved by this Court on July 14, 2003. (Docket No.
814). The terms of the Equity Commitment Letter are embodied in the Plan.

           13. On July 25, 2003, the Debtors filed their Second Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the "Second Amended Plan") and the proposed disclosure statement in connection therewith (the "July 25 Disclosure Statement"). On August 11, 2003, the Court held a hearing on approval of the July 25 Disclosure Statement (the "Disclosure Statement Hearing").

           14. On August 18, 2003, the Debtors filed the Plan and Disclosure Statement to, inter alia, address the comments made by the Court at the Disclosure Statement Hearing and to make other agreed changes.

THE DISCLOSURE STATEMENT ORDER
AND SOLICITATION OF VOTES ON THE PLAN
-------------------------------------

           15. On August 19, 2003, by the Disclosure Statement Order, this Court approved the Disclosure Statement as containing "adequate information" within the meaning of section 1125 of the Bankruptcy Code. (Disclosure Statement Order, Docket No.763).

           16. The Disclosure Statement Order authorized and directed the Voting Agents, on behalf of the Debtors, to solicit acceptances and rejections of the Plan in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and in accordance with the procedures set forth in the Disclosure Statement Order. (Disclosure Statement Order, Docket No.763).

           17. The Disclosure Statement Order authorized and directed the Debtors to provide or cause to be provided notice by publication (the "Publication Notice") of the approval of the Disclosure Statement, the Voting Deadline, the time and place of the Confirmation Hearing, the time and date by which objections to confirmation of the Plan were required to be filed, and other pertinent information. (Disclosure Statement Order, Docket No.763).

           18. The Disclosure Statement Order (i) established September 30, 2003 at 4:00 p.m. (Eastern Time) (the "Voting Deadline") as the date and time by which all Ballots were required to be completed, executed, marked and received by the BSI for Classes 1, 4 and 9, and by Innisfree for Classes 7, 8, 13 and 14, in order to be counted as timely acceptances or rejections of the Plan; (ii) established September 25, 2003, at 4:00 p.m. (Eastern Time) as the date and time for filing objections to the Plan (the "Objection Deadline"); (iii) established certain procedures for the solicitation and tabulation of votes to accept or reject the Plan; (iv) approved the form of Ballots to be used for Classes 1, 4, 7, 8, 9, 13 and 14 of the Plan; (v) scheduled the Confirmation Hearing for October 8, 2003 at 11:00 a.m. (Eastern Time), and (vi) established certain procedures for the Equity Offering.

           19. Pursuant to the Disclosure Statement Order, the record date for determining creditors entitled to vote on the Plan was August 21, 2003 (the "Record Date").

           20. In compliance with the Disclosure Statement Order, the Debtors caused to be transmitted by first class mail, postage prepaid, on or before August 29, 2003 to each holder of a Claim or Equity Interest in Classes 1, 4, 7, 8, 9, 13 and 14 of the Plan (a) a copy of the Disclosure Statement and all exhibits thereto, including, without limitation, the Plan annexed thereto as Exhibit "A" and the Disclosure Statement Order annexed thereto as Exhibit "B;"
(b) the Notice of (i) Approval of Proposed Disclosure Statement, (ii) Establishment of Record Date, (iii) Establishment of a Date for a Hearing on Confirmation of the Plan of Reorganization and Notice and Objection Procedures in Respect Thereof, (iv) Approval of Solicitation Packages and Procedures for Distribution Thereof, (v) Approval of Forms of Ballot and Establishment of Procedures for Voting on the Plan of Reorganization, and (vi) Approval of Forms and Procedures for Equity Offering (the "Confirmation Hearing Notice"); (c) if such holder was entitled, pursuant to the Disclosure Statement Order, to vote, an appropriate Ballot for each class in which such holder was entitled to vote and a pre-addressed return envelope for each such Ballot, and (d) for holders of Claims in Classes 8 and 9 entitled to participate in the Equity Offering, a subscription form for participation in the Equity Offering (collectively, a "Solicitation Package"). Pursuant to the Disclosure Statement Order, the Debtors were required to complete such transmittal on or before August 29, 2003 and, as except as described below, such transmittal was timely completed in accordance with the requirements of the Disclosure Statement Order.

           21. At the time of the solicitation, the Debtors mistakenly classified certain holders of Claims in Class 9 as holders of claims in an Unimpaired Class. (Demilio Affidavit at P. 11). As a result, the Debtors did not cause to be transmitted Disclosure Statements, Class 9 Ballots and Subscription Forms to such holders on or before August 29, 2003. On September 4, 2003, the

Debtors caused Class 9 Ballots and Disclosure Statements to be sent to such entities via overnight courier and extended the Voting Deadline and Objection Deadline for such creditors to October 6, 2003. (Demilio Affidavit at P. 11). Considering the extensions of the Voting Deadline and the Objection Deadline afforded to these creditors, these creditors had sufficient notice of the Confirmation Hearing, the Voting Deadline, and the Objection Deadline. On September 9, 2003, the Debtor caused Subscription Forms to be sent to such entities.

           22. On August 29, 2003, the Debtors caused Solicitation Packages to be sent to parties to unexpired leases and executory contracts whose leases and contracts are listed on Schedule 8.1 of the Plan as executory contracts and unexpired leases to be rejected pursuant to the Plan. (BSI Affidavit P. 2).

           23. In compliance with the Disclosure Statement Order, the Debtors caused the Confirmation Hearing Notice and a notice of non-voting status (the "Notice of Non-Voting Status") to be transmitted by first class mail, postage prepaid, on or before August 29, 2003 to all entities required to receive notice of the Confirmation Hearing and Plan but not entitled to vote on the Plan, including holders of Claims in Classes 2, 3, 5, 6, 10, 11 and 12 of the Plan (collectively, the "Unimpaired Classes"), as well as counterparties to executory contracts and unexpired leases not being rejected pursuant to the Plan.

           24. Accordingly, the Debtors' distribution of the Solicitation Packages was substantially in accordance with the Disclosure Statement Order.

           25. In addition, the Disclosure Statement Order required that the Debtors publish the Confirmation Hearing Notice in the national editions of the Wall Street Journal and The New York Times no less than twenty-five (25) days before the Objection Deadline. On September 11, 2003, fourteen (14) days before the Objection Deadline, the Confirmation Hearing Notice was published in the national editions of the Wall Street Journal and The New York Times.

(Certificates of Publication, Docket Nos. 991, 992). Given the widespread actual notice provided by the Debtors of the Confirmation Hearing, the Voting Deadline and the Objection Deadline, the delay in publication of the Confirmation Hearing Notice did not adversely affect the rights of any parties in interest, and all parties in interest had sufficient notice of the Confirmation Hearing, the Voting Deadline and the Objection Deadline.


FILING OF THE PLAN SUPPLEMENT
-----------------------------

           26. In accordance with sections 1.88 and 1.91 of the Plan, on September 25, 2003 the Debtors filed with this Court the Plan Supplement, which includes draft forms of (i) the Amended Bylaws, (ii) the Amended Certificate of Incorporation, (iii) the New Note Indenture, (iv) the New Warrants, (v) the New Management Incentive Plan, (vi) the New Aetna Note, (vii) the guarantees and security agreements related to the New Aetna Note and the Aetna Purchase Option (and any related intercreditor agreement(s)), (viii) the New Aetna Warrant, (ix) the Aetna Amended MSA, (x) the Registration Rights Agreement (which includes provisions related to Aetna's registration rights), (xi) the employment agreements to be entered into between the Debtors and certain employees and
(xii) the Equity Commitment Letter. (Plan Supplement, Docket No.935).

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN
------------------------------------------------------------

           27. The Plan designates the following classes of Claims and Equity
Interests:
Class 1 - Senior Secured Lender Claims
Class 2 - Other Secured Claims
Class 3 - Priority Non-Tax Claims
Class 4 - Aetna Claim

Class 5 - Provider Claims
Class 6 - Customer Claims
Class 7 - Senior Note Claims
Class 8 - Senior Subordinated Note Claims
Class 9 - Other General Unsecured Claims
Class 10 -Convenience Claims
Class 11 - Intercompany Claims
Class 12 - Subsidiary Equity Interests
Class 13 - Magellan Preferred Stock Interests
Class 14 - Magellan Common Stock Interests

(Plan, Sections 3 and 4).

OVERVIEW OF TREATMENT OF CLAIMS UNDER THE PLAN
----------------------------------------------

           28. As described above, the Plan provides for an equity investment by Onex. Additionally, the Plan provides for Classes 8 and 9 to participate in an Equity Offering. Holders of eligible Claims in Classes 8 and 9 had the right to purchase an aggregate of 2,631,579 shares of New Common Stock at a price of $28.50 per share.

           29. Holders of Claims in Class 1 shall receive either (i) Cash in the amount of $50 million and the New Senior Secured Obligations or (ii) (a) Cash in the amount of their Allowed Claims to the extent such Allowed Claims are for amounts other than amounts that represent undrawn letters of credit under the Senior Secured Credit Agreement and (b) Cash and/or a standby letter of credit from a financial institution reasonably satisfactory to the Administrative Agent (which letter of credit shall be in form and substance satisfactory to the Administrative Agent) in an amount equal to 105% of such Allowed Claim representing undrawn letters of credit under the Senior Secured Credit Agreement. The Senior Secured Lender Claims shall be Allowed in the following amounts: $120,324,657.07 on account of Revolving Loans and unreimbursed letter of credit disbursements and issued but undrawn letters of credit under the Senior Secured Credit Agreement as of the Commencement Date (including unreimbursed drawings made under letters of credit under the Senior Secured Credit Agreement to the extent drawn after the Commencement Date and prior to the Effective Date), $57,881,095.64 on account of Tranche B Term Loans under the Senior Secured Credit Agreement and $57,881,095.97 on account of Tranche C Term Loans under the Senior Secured Credit Agreement provided that such Allowed Claims shall be reduced to the extent (i) such Allowed Claims have been paid in Cash or (ii) such Allowed Claims relate to letters of credit that have expired since the Commencement Date and no related draw has been made thereunder. Plan,
Section 4.1.

           30. Aetna, as holder of the Claim in Class 4, will receive, on account of such Claim, and on account of Aetna's rights under the Aetna Amended
MSA: (a) $15 million in Cash, (b) the New Aetna Note, in the principal amount of $45 million plus an amount equal to interest on $60 million from February 15, 2003 through and including the Effective Date at the interest rate set forth in the New Aetna Note, (c) the New Aetna Warrant, (d) the rights provided for under the Aetna Registration Rights Agreement and (e) the rights provided for under the Aetna Amended MSA including all documents and instruments related thereto (including, but not limited to, the Aetna Asset Purchase Agreement, the Aetna Note, the Aetna Warrant and the Vendor Contracts (as such term is defined in the Aetna Amended MSA)). Plan, Section 4.4.

           31. Each holder of an Allowed Claim in Class 7 shall receive its Ratable Proportion of (a) the Note Claim Percentage of the Cash Distribution Amount and (b) New Notes equal to (x) the amount of the Senior Note Claims (including any interest that would have accrued on the Senior Notes through the Effective Date but for the Commencement Date at a rate of 10 3/8% per annum) less (y) the Cash payment described in (a) above. Plan, Section 4.7.

           32. Each holder of an Allowed Claim in Class 8 will receive (i) its Ratable Proportion of a number of shares of New Common Stock equal to the product of the Class 8/Class 9 Distributable Share Amount and the Note Claim Percentage, subject to the Partial Cash-Out Election as described in Section 4.8(b) of the Plan, and (ii) the right to participate in the Equity Offering on the terms set forth in Section 9 of the Plan. Based on the assumptions set forth in the Disclosure Statement and the estimates of the Claims contained therein, the holders of Allowed Senior Subordinated Note Claims are estimated to receive approximately 8,997,664 shares of New Common Stock and the right to purchase 2,428,067 shares of New Common Stock in the Equity Offering at a price of $28.50 per share. Plan, Section 4.8.

           33. Each holder of an Allowed Claim in Class 9 will receive for each $1,000 of Allowed Other General Unsecured Claims: (i) (A) a principal amount of New Notes equal to the Note Distribution Amount, (B) such holder's Ratable Proportion of the Other General Unsecured Claim Percentage of the Cash Distribution Amount and (C) such holder's Ratable Proportion of shares of New Common Stock equal to the product of the Other General Unsecured Claim Percentage and Class 8/Class 9 Distributable Share Amount, subject to the Partial Cash-Out Election as described in Section 4.9(b) of the Plan, and (ii) the right to participate in the Equity Subscription Rights on the terms set forth in Section 9 of the Plan. Based on the assumptions set forth in the Disclosure Statement and the estimates of the Claims contained therein, the holders of Allowed Other General Unsecured Claims are estimated to receive, in the aggregate, New Notes, in an aggregate principal amount of $18.9 million, Cash in the aggregate amount of $1.7 million, an aggregate of approximately 681,557 shares of New Common Stock, and the right to purchase an aggregate of 183,992 shares of New Common Stock in the Equity Offering at a price of $28.50 per share. Plan, Section 4.9.

           34. Holders of Magellan Preferred Stock Interests (Class 13) will receive their Ratable Proportion of (a) the Class 13 Distributable Share Amount of shares of New Common Stock (or 198,548 shares) and (b) New Warrants to purchase a number of shares of New Common Stock equal to the Class 13 Distributable Share Amount (or 198,548 shares). Plan, Section 4.13.

           35. Holders of Magellan Common Stock Interests (Class 14) will receive their Ratable Proportion of (a) the Class 14 Distributable Share Amount of shares of New Common Stock equal to 0.5% of the New Common Stock to be issued on the Effective Date (or 49,637 shares) and (b) New Warrants to purchase a number of shares of New Common Stock equal to the Class 14 Distributable Share Amount (or 49,637 shares). Plan, Section 4.14.

           36. Claims in Classes 5, 6, 11, and 12 are or will be reinstated and are therefore unimpaired. In the event that the Debtors elect Alternate Treatment B with respect to the Claims in Class 1, Class 1 will be paid in cash, in full, and provided cash or a backstop letter of credit to repay Letter of Credit Obligations outstanding under the Senior Secured Credit Agreement and are, therefore, unimpaired or, alternatively, will be impaired but will be receiving the indubitable equivalent of their Allowed Claims under section 1129(b)(2)(A)(iii) of the Bankruptcy Code. Claims in Classes 2, 3 and 10 will be paid in full and are also unimpaired. In the event that the Debtors elect Alternate Treatment A with respect to the Claims in Class 1, the Debtors will distribute $50,000,000 in cash and the New Senior Secured Obligations and Class 1 will be impaired.

           37. With respect to any Missouri Department of Revenue tax returns not due as of the Confirmation Hearing, the Debtors have agreed to file any such returns and pay any deficiencies reflected in such returns on the later of (a) the Effective Date and (b) the date such deficiencies would be paid in the ordinary course of business.

           38. Pursuant to the Plan, each holder of an Allowed Senior Subordinated Note Claim in Class 8 or an Allowed Other General Unsecured Claim in Class 9 had the right to elect to receive a portion of a certain amount of Cash in lieu of New Common Stock to be distributed to such holder pursuant to
Section 4 of the Plan at a price of $22.50 per share. Such holders electing to receive a Cash payment in lieu of shares of New Common Stock that such holders are otherwise entitled to receive may only make such an election in respect of all (but not less than all) of such shares.

           39. Pursuant to Section 9 of the Plan, the holders of Senior Subordinated Note Claims and Other General Unsecured Claims had the right to subscribe to purchase an aggregate of 2,631,579 shares of New Common Stock at a price of $28.50 per share. Pursuant to Section 9 of the Plan, holders of Senior Subordinated Note Claims subscribed for 2,202,592 shares of New Common Stock and Houlihan Lokey subscribed for 19,590 shares of New Common Stock, for an aggregate of 2,222,182 shares. (BSI Certification, P. 3, Innisfree Certification, P. 9)

           40. The foregoing proposed treatment of Claims is appropriate because each of the Debtors is a co-obligor on the Senior Secured Credit Agreement, pursuant to which substantially all of the Debtors' assets have been pledged to the Senior Secured Lenders.

           41. Neither the Plan nor this Order eliminates, reduces or otherwise impairs any and all rights of setoff and recoupment under the Bankruptcy Code and applicable non-bankruptcy law of National Mentor, Inc. and National Mentor Holdings, Inc. against the Debtors.

           42. As required by section 1122 of the Bankruptcy Code, all Claims within each class are substantially similar to the other Claims in that class, and all Equity Interests within each class are substantially similar to the other Equity Interests in that class. (Plan, Section 4; Demilio Affidavit, at P.
10).

           43. The classification scheme was not proposed to create a consenting impaired class or to manipulate class voting. (Plan, Section 4; Demilio Affidavit, at P. 10).

OFFICERS AND DIRECTORS OF REORGANIZED DEBTORS
---------------------------------------------

           44. On the Effective Date, the board of directors of Reorganized Magellan will consist of the following individuals:


                 CLASS I                              CLASS II                        CLASS III
                 ----------------------------------------------------------------------------------------
                 Steven L. Shulman                    Robert M. LeBlanc               Michael P. Ressner
                 (3 year term)                        (1 year term)                   (3 year term)

                 Mark L. Hilson                        Rene Lerer                     Michael Diament
                 (2 year term)                         (2 year term)                  (3 year term)

                 Robert Haft                                                          Saul Burian
                 (1 year term)                                                        (3 year term)

                 Christopher A. Govan
                 (1 year term)
                 -----------------------------------------------------------------------------------------

 (Demilio Affidavit at P.  15)

           45. The officers of Reorganized Magellan will be as follows:

           Steven J. Shulman      Chief Executive Officer
           Rene Lerer             President & Chief Operating Officer
           Mark S. Demilio        Chief Financial Officer

           Megan M. Arthur        General Counsel
           Jeff D. Emerson        Chief Information Officer
           Gregory A. Bayer       Chief Restructuring Officer
           Caskie Lewis-Clapper   Chief Human Resources Officer
           Dennis P. Moody        Senior Vice President, Aetna Operations
           Jonathan Book          Senior Vice President, Chief Medical Officer
           Deb Heggie             Acting Chief Clinical Officer
           Linton C. Newlin       Senior Vice President, Tax
           Jeffrey N. West        Senior Vice President & Controller
           Keith Kudla            Senior Vice President of Business Initiatives
           Melissa Rose           Vice President, Investor Relations
           Gary Ross              Vice President, Facilities
           Suzanne Kunis          Senior Vice President
           Wayne Feest            Senior Vice President
           Danna Mezin            Senior Vice President

(Demilio AffidavitP.  8)

           46. The boards of directors of the other Debtors will be selected by Reorganized Magellan on or before the Effective Date. Following the Effective Date, Reorganized Magellan shall enter into employment agreements with each of Steven J. Shulman, Dr. Rene Lerer and Mark S. Demilio (collectively, the "Senior Executives"). The material terms of the employment agreements of each of the Senior Executives were disclosed at the Confirmation Hearing. Definitive employment agreements substantially consistent with such terms will be negotiated among Magellan, each of the Senior Executives and the Equity Investor. Such employment agreements shall be in form and substance satisfactory to Magellan, the Senior Executives and the Equity Investor and the Official Committee.

RELEASE, EXCULPATION AND INDEMNIFICATION PROVISIONS
---------------------------------------------------

           47. The Plan provides for the release by the Debtors of the Debtors' claims and causes of action, if any, against the Debtors' officers, directors, employees, financial advisors, professionals, accountants and attorneys who have served with, or been employed or retained by, the Debtors, on or after the Commencement Date, other than claims and causes of action for willful misconduct or gross negligence, intentional fraud, breach of fiduciary duty that results in a personal profit at the expense of the Debtors' estates, and/or the knowing misuse of confidential information. Nothing in Section 5.7 of the Plan shall effect a release of any claim of the United States Government or any of its agencies or any state and local authority whatever, including without limitation any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against the Releasees, nor shall anything in the Confirmation Order or the Plan enjoin the United States or any state or local authority from bringing any claim, suit, action or other proceedings against the Releasees for any liability whatever, including, without limitation, any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority. (Plan, Section 5.7).

           48. The Plan provides that none of the Debtors, Aetna, the Administrative Agent, the Official Committee, the Informal Committee, the Equity Investor nor any of their respective members, officers, directors, employees, agents, counsel or other professionals shall have or incur any liability to any Debtor, any Reorganized Debtor, any holder of any Claim or Equity Interest or any other entity for any act or omission in connection with, or arising out of, the Chapter 11 Cases, the formulation, dissemination, implementation or confirmation of the Plan, the consummation of, or the administration of, the Plan or property to be distributed under the Plan or any other act or omission in connection with the Plan, the Disclosure Statement or any contract, instrument, release, document or other agreement related thereto; provided, however that the foregoing shall not affect the liability of any person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence, intentional fraud, and/or breach of fiduciary duty that results in a personal profit at the expense of the Estate, or the liability of the Equity Investor with respect to the Equity Commitment Letter and provided further that nothing in the Plan discharges Aetna of its obligations under the Aetna Amended MSA (and the other agreements and documents entered into with respect thereto). Any of the foregoing parties in all respects shall be entitled to rely on the advice of counsel with respect to any of the foregoing. Nothing in Section 11.7 of the Plan shall limit the liability of the members of the Official Committee for the knowing misuse of confidential information or ultra vires acts. (Plan, Section 11.7).

           49. Any and all obligations of the Debtors to indemnify and reimburse persons who are or were directors, officers or employees of any Debtor on the Commencement Date or any time thereafter against and for any obligations (including, without limitation, fees and expenses incurred by the Board of Directors of any Debtor or the members thereof in connection with the Chapter 11 Cases) pursuant to articles of incorporation, codes of regulations, bylaws, applicable state law or specific agreement, or any combination of the foregoing, shall survive the confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code, irrespective of whether indemnification or reimbursement is owed in connection with an event occurring before, on, or after the Commencement Date. In furtherance of the foregoing, Reorganized Magellan shall maintain insurance for the benefit of such directors, officers, or employees at levels no less favorable than those existing as of the date of entry of the Confirmation Order for a period of no less than three years following the Effective Date. Plan,
Section 8.5

           50. The limited release, exculpation and indemnification provisions of the Plan were negotiated at arm's-length and are integral to the Plan. (Demilio Affidavit, at P. 13).

INJUNCTION REGARDING WORTHLESS STOCK DEDUCTION
----------------------------------------------

           51. The Reorganized Debtors will have available certain net operating tax loss carryforwards and will use a portion thereof to offset taxable income following the Effective Date. The Debtors have reported, as of September 30, 2002, net operating loss carryforwards for federal income tax purposes in excess of $700 million. (Disclosure Statement, Section XIII.A). The ability of the Reorganized Debtors to utilize such carryforwards could be adversely affected by the actions of equity security holders of Magellan in taking worthless stock deductions with respect to the Equity Interests in Magellan during certain tax years.

"BEST INTERESTS" TEST
---------------------

           52. Under the Plan, Claims or Equity Interests in Classes 1, 4, 7, 8, 9, 13, and 14 are impaired. (Plan, Section 4). Consequently, each holder of a Claim or Equity Interest in such classes must either accept the Plan or receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. 11 U.S.C. ss. 1129(a)(7).

           53. The Claims in Classes 2, 3, 5, 6, 10, 11, and 12 are unimpaired under the Plan. (Plan, Section 2). Consequently, each holder of a Claim or Equity Interest in each of such classes is conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. 11 U.S.C. ss. 1126(f). The "best interests" test of section 1129(a)(7) of the Bankruptcy Code, is, accordingly, not applicable to the recoveries of such Classes.

           54. The holder of Claims in Classes 4 and the holder of Equity Interests in Class 13 of the Plan unanimously voted to accept the Plan. Accordingly, the "best interests" test is not applicable to the holders of Claims and Equity Interest in Classes 4 and 13 of the Plan.

           55. The liquidation analysis set forth in the Disclosure Statement accompanying the Plan (the "Liquidation Analysis") was prepared by the Debtors with the assistance of Gleacher, the Debtors' financial advisors. (Forrest Affidavit, at P. 19; Disclosure Statement, XI.D, 94-96). The Liquidation Analysis provides a summary of the liquidation values of the Debtors' assets, on a consolidated basis, assuming a chapter 7 liquidation in which a bankruptcy trustee appointed by the Court would liquidate the assets of the Debtors' estates. The information and conclusions in the Liquidation Analysis are reasonable. (Forrest Affidavit, at P. 20) (Liquidation Analysis)

           56. In the Liquidation Analysis, the Debtors estimate that a chapter 7 liquidation would generate total proceeds from the liquidation of all of the Debtors' assets and cash on hand of approximately $356.7 million. The Debtors estimate that the costs of such liquidation would be approximately $55.7 million. The net liquidation proceeds, therefore, would be approximately $301 million, and such proceeds would be applied first to satisfy the Senior Lender Claims, which aggregate approximately $160.8 million. The remainder of such proceeds would be used to satisfy Administrative Expense Claims. Little or no liquidation proceeds would be available to creditors holding priority claims or general unsecured claims. (Forrest Affidavit, at P. 22) (Liquidation Analysis).

           57. Because holders of Senior Lender Claims in Class 1 and Administrative Expense Claims would receive all of the proceeds from a liquidation, holders of Claims and Equity Interests in Classes 2 through 14, inclusive, would not receive any distributions in a chapter 7 liquidation. (Forrest Affidavit, P. 20, 21) (Liquidation Analysis). Accordingly, the Plan satisfies the "best interests" test of section 1129(a)(7) of the Bankruptcy Code as to Classes 2 through 14.


           58. Based upon the Liquidation Analysis and the discussion of the "best interests" test described in Section XI.C. of the Disclosure Statement and the Forrest Affidavit, each entity in a class entitled to vote that did not accept the Plan will receive at least as much under the Plan as it would receive in a chapter 7 liquidation.

FEASIBILITY OF THE PLAN
-----------------------

           59. Based on the cash flow projections incorporated in the Disclosure Statement (Disclosure Statement, IV. B.), and the cash required to satisfy projected Administrative Expense Claims, Priority Tax Claims and Priority Non-Tax Claims, the Debtors have, or will have available, sufficient cash resources to fund all such payments on the Effective Date. (Forrest Affidavit, at P. 7).

           60. On the Effective Date, the Reorganized Debtors will consummate the Investment, as described in Section 5.19 of the Plan, and the Equity Offering, as described in Section 9 of the Plan. As a result of the equity investments, the Debtors will have an additional $150 million of cash. (Forrest Affidavit at P. 8).

           61. Also, on or prior to the Effective Date, the Reorganized Debtors shall either elect Alternate Treatment A (under which the holders of Class 1 Claims will receive $50 million in Cash and the New Senior Secured Obligations) or Alternate Treatment B (under which the holders of Class 1 Claims will receive Cash and letters of credit in an amount not less than the amount of their Allowed Claims).

           62. Under Alternate Treatment A for the Class 1 Claims, the Reorganized Debtors will enter into the New Facilities consisting of (i) a Rollover Facility in an aggregate principal amount of $94,841,522.84, (ii) a New Tranche B Facility in an aggregate principal amount of $45,622,662,79, and (iii) a New Tranche C Facility in an aggregate amount of $45,622,663.05. (Forrest Affidavit at P. 10).

           63. Under Alternate Treatment B for the Class 1 Claims, the Reorganized Debtors will obtain Exit Financing arranged by Deutsche Bank Securities Inc. ("DBSI"), pursuant to which Deutsche Bank Trust Company Americas, Inc. ("DBTCA" and together with DBSI, "DB") and a syndicate of lenders (collectively, the "Exit Financing Senior Lenders") will provide financing in the amount of $230 million to Magellan on terms and conditions substantially the same as those that are set forth in the commitment letter executed by DB and Magellan and approved by Court order dated September 15, 2003 (the "DB Commitment Letter"). (Forrest Affidavit, at P. 11). (DB Commitment Letter Docket No. 850).

           64. The Plan provides that on the Effective Date, the Reorganized Debtors are authorized to execute such agreements and documents as may be necessary to effect the transactions contemplated by the Exit Financing (if the Debtors elect Alternate Treatment B), and that the Exit Financing will be available to be drawn by Magellan; provided, that Magellan is able to meet the conditions precedent set forth in the definitive credit agreement to be executed in connection therewith (the "DB Credit Agreement") and the other loan documents related thereto. The proceeds from the Exit Financing can be used for, among other things, satisfying the existing secured financing under the Senior Secured Credit Agreement, funding cash distributions under the Plan and the working capital needs of the Reorganized Debtors. The Plan will enable the Debtors to emerge from chapter 11 on a sound financial footing, thereby enabling the Reorganized Debtors to have a sound capital structure going forward. Moreover, the cash flow projections for the future operations of the Reorganized Debtors from the Effective Date through year 2007, as such information is set forth in
Section IV. B. of the Disclosure Statement, are fair and reasonable.

           65. In addition, the Exit Financing permits consummation of the transactions required or contemplated by the Aetna Amended MSA, including but not limited to the Aetna Purchase Option (provided that, consummation of the transactions required or contemplated by the Aetna Amended MSA will not affect the rights of the Exit Financing Senior Lenders under the Exit Financing), and is thus consistent with and does not violate this Court's Order of April 23, 2003, approving the Debtors' assumption of the Aetna Amended MSA and related documents and instruments.

           66. Therefore, under Alternate Treatment B, in addition to the $150 million of equity issued pursuant to the Investment and the Equity Offering, under the Exit Financing, Magellan will have $230 million of credit available on and after the Effective Date, of which the Debtors estimate that $50 million will be undrawn.

           67. Moreover, under either Alternate Treatment A or Alternate Treatment B, because all Unsecured Claims other than Convenience Claims will be settled and paid in accordance with the treatment provided in Classes 7, 8 and 9 of the Plan, the Reorganized Debtors' capital structure will be significantly improved. The Projections (as defined in the Forrest Affidavit) are a reasonable estimate of the Reorganized Debtors' future performance. Based on the cash projected to be generated through the Reorganized Debtors' operations, the cash investment pursuant to the Investment and the Equity Offering, and, the cash expected to be available under either Alternate Treatment A or Alternate Treatment B, the Reorganized Debtors will have the liquidity necessary to (i) continue their operations for at least the next five years, (ii) meet their ongoing obligations under the Plan and (iii) meet their obligations during that time under the Exit Financing or the New Senior Secured Credit Agreement, as applicable, and thereafter have the ability to pay off or refinance their obligations on a long-term basis. (Forrest Affidavit, P. 15). Accordingly, the Plan meets the feasibility test of section 1129(a)(11) of the Bankruptcy Code.

THE VOTING
----------

           68. Section 3.1 of the Plan identifies each of the following Classes as unimpaired under the Plan: Class 2 (Other Secured Claims), Class 3 (Priority Non-Tax Claim), Class 5 (Provider Claims), Class 6 (Customer Claims), Class 10 (Convenience Claims), Class 11 (Intercompany Claims), and Class 12 (Subsidiary Equity Interests). Pursuant to section 1126(f) of the Bankruptcy Code, the holders of Claims and Equity Interests in these Classes, and, therefore, these Classes, are conclusively presumed to have accepted the Plan.

           69. The Plan was voted on by all Classes of impaired Claims and Equity Interests that were entitled to vote pursuant to the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order.

           70. The Voting Agents have made a final determination of the validity of, and tabulation respecting, all acceptances and rejections of the Plan by the impaired Classes of Claims and Equity Interests entitled to vote on the Plan, and the Certifications set forth such results, including the amount and number of Claims and Equity Interests of each Class voting to accept or reject the Plan. As set forth in the Certifications, (i) each of Classes 4, 7, 8, and 9 has accepted the Plan by at least two-thirds in amount and a majority in number of the Claims in each such Class actually voting, and (ii) each of Classes 13 and 14 has accepted the Plan by holders of two-thirds in amount of the Equity Interests in such Class actually voting.

           71. The holders of Claims in Class 1 have voted to reject the Plan. However, in the event that the Debtors elect Alternative Treatment B, the Debtors will pay the holders of Allowed Claims in Class 1 in full, in Cash and provide Cash and/or a backstop letter of credit sufficient to repay the letter of credit obligations owing to the Senior Secured Lenders, on the Effective Date in accordance with Alternate Treatment B. Accordingly, under Alternate Treatment B, the Claims in Class 1 are unimpaired. Alternatively, the Court can confirm the Plan over the dissenting votes of Class 1 if the Plan provides the holders of Claims in Class 1 with the "indubitable equivalent" of their Claims in accordance with section 1129(b)(2)(A)(iii) of the Bankruptcy Code.

           72. In the event that the Debtors elect Alternate Treatment A, the holders of Claims in Class 1 will retain the liens securing their Claims and will receive current and deferred Cash payments totaling at least the allowed amount of their Claims and having a value, as of the Effective Date, of at least the Allowed amount of the Senior Secured Lender Claims, in accordance with section 1129(b)(2)(A)(i) of the Bankruptcy Code. (Forrest Affidavit at P. 18). Accordingly, under Alternate Treatment A, the Plan satisfies section 1129(b)(2)(A)(i) of the Bankruptcy Code as to Class 1.

           73. The determination of the Voting Agents with respect to the voting on the Plan validly and correctly sets forth the tabulation of votes, as required by the Bankruptcy Code, Bankruptcy Rules, and the Disclosure Statement Order.

           74. Pursuant to section 9 of the Plan, certain holders of Claims in Classes 8 and 9 of the Plan who were eligible to participate in the Equity Offering and Houlihan Lokey have subscribed for an aggregate of 2,222,182 shares of New Common Stock. (BSI Certification at P. 3 and Innisfree Certification at Exhibit A). MODIFICATIONS TO THE PLAN

           75. On September 25, 2003, the Debtors filed the Modifications dated September 25, 2003. Among other things, the Modifications provide for (i) a change in the composition of the board of directors of Reorganized Magellan from seven directors to nine directors, (ii) certain tag-along rights, (iii) co-investment rights for R2 and (iv) a change in the Management Incentive Plan.

           76. On October 8, 2003, the Debtors filed the Modifications dated October 8, 2003. Among other things, these modifications (i) modify the terms of payment of Allowed Priority Tax Claims, (ii) modify the releases and exculpations as requested by the United States Trustee, and (iii) make one of the conditions to confirmation of the Plan a condition to consummation, not confirmation, of the Plan.

           77. In addition, the Debtors are hereby authorized, if so elected by the Debtors, to adjust, prior to the Effective Date, the authorized and issued number of shares of New Common Stock (and MVS Securities). All such actions to effectuate any such adjustment shall be authorized and approved in all respects in each case without further action under applicable law, regulation, order or rule, including, without limitation, any action by the stockholders of Magellan or Reorganized Magellan. The number of shares of New Common Stock and related exercise price in respect of New Warrants and the Aetna Warrant, the shares of New Common Stock and MVS Securities to be authorized and issued under the Plan, as well as all subscription prices shall be adjusted accordingly. To the extent such election to effectuate such an adjustment is made by the Debtors, the Plan shall be deemed modified to reflect such adjustment.

           78. Notice of the proposed Modifications was provided to the United States Trustee, the attorneys for the Official Committee, the attorneys for the agent for the Debtors' Senior Secured Lenders, the attorneys for R2, the attorneys for Onex, the attorneys for DB, and the attorneys for Aetna. The Modifications do not adversely affect the treatment of the Claim of any creditor or the Equity Interests of any equity security holder who has not accepted in writing the Modifications.

OBJECTIONS TO CONFIRMATION OF THE PLAN
--------------------------------------


           79. By the Objection Deadline, objections to confirmation of the Plan (collectively, the "Objections") were filed by the following parties:

o    The Office of the United States Trustee for the Southern District of New
     York

o    Commonwealth of Pennsylvania

o    Missouri Department of Revenue

o    Epotec, Inc.

o    Pennsylvania Psychiatric Society

o Black Diamond Capital Management, LLC, Highland Capital Management, L.P., and Van Kampen Investment Advisory Corp. (collectively, "Black Diamond")

o    National Mentor, Inc. and National Mentor Holdings, Inc.,

o    Continental Insurance Company and Columbia Casualty Company

o    St. Paul Fire and Marine Insurance Company ("PPS") and

o    Horizon Health Care Services, d/b/a Horizon Blue Cross Blue Shield of New
     Jersey

           80. All of the Objections, other than the Objection of Black Diamond, have been either withdrawn or resolved. The Objection of Black Diamond is hereby overruled.

MISCELLANEOUS
-------------

           81. To the extent that any of the foregoing findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the conclusions of law delineated below constitute findings of fact, they are adopted as such.

                               CONCLUSIONS OF LAW
                               ------------------

JURISDICTION AND VENUE
----------------------

           1. This Court has jurisdiction over the Chapter 11 Cases and to confirm the Plan pursuant to 28 U.S.C.ss. 1334.

           2. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. ss. 157(b), and this Court has jurisdiction to enter a final order with respect thereto.

           3. Venue of the Chapter 11 Cases in this district was proper as of the Commencement Date and continues to be proper pursuant to 28 U.S.C. ss.ss. 1408 and 1409.

           4. The Debtors are entities qualified to be debtors under section 109 of the Bankruptcy Code, and the Debtors are proper proponents of the Plan under section 1121(a) of the Bankruptcy Code.

SOLICITATION
------------

           5. All persons required to receive notice of the Confirmation Hearing have received proper, timely and adequate notice substantially in accordance with the Disclosure Statement Order and have had an opportunity to appear and be heard with respect thereto.

           6. The Debtors have solicited and tabulated votes with respect to the Plan in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order.

THE PLAN SATISFIES SECTION 1129(A)(1) OF THE BANKRUPTCY CODE
------------------------------------------------------------

           7. Section 1129(a)(1) of the Bankruptcy Code requires that a plan comply with the applicable provisions of the Bankruptcy Code. This Court finds and concludes that the Plan satisfies all of the applicable provisions of the Bankruptcy Code, and, as required by Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtors as the proponents of the Plan.

          A.   DUE AND PROPER NOTICE OF THE CONFIRMATION
               HEARING WAS GIVEN TO ALL PARTIES IN INTEREST
               --------------------------------------------

           8. This Court has taken judicial notice of the Affidavits of Mailing, Certifications, and Affidavits of Publication filed by the Debtors and the Voting Agents, and finds and concludes that (a) the Debtors complied in all material respects with Bankruptcy Rules 2002 and 3017(a) in providing notice of the Confirmation Hearing, (b) the errors in not timely sending out Ballots to those entities that were entitled to vote, as described in paragraph 20 of the Findings of Fact, are harmless in light of the corrective actions taken, and (c) the Debtors complied in all material respects with the Disclosure Statement Order in providing notice of the Confirmation Hearing in the method and manner as prescribed in the Disclosure Statement Order. All Entities entitled to and required to receive notice of the Confirmation Hearing pursuant to the Bankruptcy Code, applicable non-bankruptcy law, and the orders of this Court have received due, proper, timely and adequate notice of such hearings and have had an opportunity to appear at and be heard at such hearings. Mullane v. Central Hanover Bank & Trust Co., 339 U.S. 306, 314 (1957).

           B.        THE PLAN SATISFIES THE REQUIREMENTS
                     OF SECTION 1123(A)(1) OF THE BANKRUPTCY CODE

           9. Section 1123(a)(1) of the Bankruptcy Code provides that a plan must designate classes of claims and interests. The Plan adequately and properly classifies all Claims and Equity Interests required to be so classified, and, accordingly, satisfies section 1123(a)(1) of the Bankruptcy Code. Classes of Administrative Expense Claims and Priority Tax Claims are not required to be designated pursuant to section 1123(a)(1) of the Bankruptcy Code.

               C.   THE PLAN SATISFIES THE REQUIREMENTS
                    OF SECTION 1122 OF THE BANKRUPTCY CODE
                    --------------------------------------

           10. Section 1122(a) of the Bankruptcy Code provides that a plan may place a claim or interest in a particular class if such claim or interest is substantially similar to the other claims or interests of such class. A classification structure satisfies section 1122 of the Bankruptcy Code when a reasonable basis exists for the structure, and the claims or interests within each particular class are substantially similar. See In re Jersey City Medical Center, 817 F.2d 1055, 1060-61 (3d Cir. 1987); In re U.S. Truck Co., 800 F.2d
581, 586 (6th Cir. 1986); In re LeBlanc, 622 F.2d 872, 879 (5th Cir. 1986).

           11. In accordance with section 1122(a) of the Bankruptcy Code,
Section 4 the Plan separately classifies Claims against and Equity Interests in the Debtors together with Claims against or Equity Interests that are substantially similar to the other Claims or Equity Interests of such class. The Plan, therefore, satisfies section 1122(a) of the Bankruptcy Code. 12. Section
4.10 of the Plan provides treatment for holders of Convenience Claims. The convenience class established in Section 4.10 of the Plan is reasonable and necessary for administrative convenience and, therefore, the classification of Convenience Claims in the Plan satisfies section 1122(b) of the Bankruptcy Code.

               D.   THE PLAN SATISFIES THE REQUIREMENTS
                    OF SECTION 1123(A)(2) OF THE BANKRUPTCY CODE
                    --------------------------------------------

13. Section 1123(a)(2) of the Bankruptcy Code provides that a plan must specify any class of claims or interests that is not impaired under the Plan. Pursuant to Section 4 of the Plan, each of Classes 1, 4, 7, 8, 9, 13 and 14 is identified as impaired, and each of Classes 2, 3, 5, 6, 10, 11 and 12, is identified as unimpaired. Accordingly, the Plan satisfies section 1123(a)(2) of the Bankruptcy Code. In the event that the Debtors elect Alternate Treatment B, Class 1 will be paid in full, in Cash, on the Effective Date and will be deemed to be unimpaired.

           E.        THE PLAN SATISFIES THE REQUIREMENTS
                     OF SECTION 1123(A)(3) OF THE BANKRUPTCY CODE
                     --------------------------------------------

           14. Section 1123(a)(3) of the Bankruptcy Code provides that a plan must specify the treatment of each impaired class of claims and equity interests. Section 4 of the Plan specifies the treatment of each impaired class of Claims and Equity Interests. Accordingly, the Plan satisfies section 1123(a)(3) of the Bankruptcy Code.

           F.        THE PLAN SATISFIES THE REQUIREMENTS
                     OF SECTION 1123(A)(4) OF THE BANKRUPTCY CODE
                     --------------------------------------------


           15. Section 1123(a)(4) of the Bankruptcy Code requires a plan to provide the same treatment for each claim or interest of a particular class, unless the holder of the claim or interest agrees to less favorable treatment of such particular claim or interest. The Plan provides the same treatment for each Claim or Equity Interest in each class. Accordingly, the Plan satisfies section 1123(a)(4) of the Bankruptcy Code.

           G.        THE PLAN SATISFIES THE REQUIREMENTS OF
                     SECTION 1123(A)(5) OF THE BANKRUPTCY CODE

           16. Section 1123(a)(5) of the Bankruptcy Code provides that a plan must provide adequate means of implementation of the plan. Section 5 and other provisions of the Plan provide adequate means for implementation of the Plan. In particular, Section 5 and other provisions of the Plan provide for, among other things, (i) revesting of the assets of the Debtors' estates in the Reorganized Debtors, (ii) adoption of a proposed charter and by-laws by Reorganized Magellan, (iii) either (a) effectuation of the transactions contemplated by the Exit Financing including, without limitation, by authorizing the execution and delivery by the Debtors and/or the Reorganized Debtors of and any documents, instruments and agreements related thereto and the granting of the security interests and liens described in the DB Commitment Letter in connection therewith or (b) implementation of Alternate Treatment A, (iv) issuance of the New Common Stock and (v) the consummation of the other transactions contemplated by the Plan. Accordingly, the Plan satisfies section 1123(a)(5) of the Bankruptcy Code.

           H.        THE PLAN SATISFIES THE REQUIREMENTS OF
                     SECTION 1123(A)(6) OF THE BANKRUPTCY CODE
                     -----------------------------------------

           17. Section 1123(a)(6) of the Bankruptcy Code requires a plan to provide for the inclusion in the charter of the debtor, if the debtor is a corporation, or of any corporation to which the debtor transfers all or any part of the debtor's estate or with which the debtor has merged or consolidated, of a provision prohibiting the issuance of non-voting equity securities. In furtherance of Section 5 of the Plan, the certificate of incorporation of Reorganized Magellan will contain provisions prohibiting the issuance of non-voting equity securities. (Plan Supplement, Docket No. 935). In addition, each of the other Reorganized Debtors will amend its charter or certificate of incorporation to prohibit the issuance of such non-voting equity securities. (Demilio Affidavit at P. 21). Accordingly, the Plan satisfies section 1123(a)(6) of the Bankruptcy Code.

           I.        THE PLAN SATISFIES THE REQUIREMENTS OF
                     SECTION 1123(A)(7) OF THE BANKRUPTCY CODE
                     -----------------------------------------

           18. Section 1123(a)(7) of the Bankruptcy Code requires that the manner of selection of any director, officer or trustee of the reorganized debtor, or any successor to such officer, director or trustee, be consistent with the interests of creditors and equity security holders and with public policy. In furtherance of the Plan, the identities of those persons who will serve, on the Effective Date as officers of the Reorganized Debtors have been disclosed by the Debtors and are set forth above in the Findings of Fact. 19. The appointment, or continuation in office, of the boards of directors of the Reorganized Debtors, as described in paragraphs 44 and 45 of the Findings of Fact, is consistent with the interests of creditors and with public policy. (Demilio Affidavit, at P. P. 18-20). Accordingly, the Plan satisfies section 1123(a)(7) of the Bankruptcy Code.

           J.        SECTION 1123(B)(2) OF THE BANKRUPTCY CODE:
                     THE REJECTION AND ASSUMPTION
                     OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
                     ARE IN THE BEST INTERESTS OF THE DEBTORS' ESTATES
                     -------------------------------------------------

           20. Pursuant to section 1123(b)(2) of the Bankruptcy Code, a plan may provide for the rejection or assumption of any executory contract or unexpired lease of the debtor not previously rejected under section 365.

           21. Under section 365 of the Bankruptcy Code, a debtor may assume an executory contract or unexpired lease if (i) outstanding defaults under the contract or lease have been cured under section 365(b)(1) of the Bankruptcy

Code, and (ii) the debtor's decision to assume such executory contract or unexpired lease is supported by valid business justifications. See In re Klein Sleep Prods., Inc., 78 F.3d 18, 25 (2d Cir. 1996); Orion Pictures Corp. v. Showtime Networks, Inc. (In re Orion Pictures Corp.), 4 F.3d 1095, 1098-99 (2d Cir. 1993), cert. dismissed, 511 U.S. 1026, 114 S. Ct. 1418 (1994); Control Data
Corp. v. Zelman (In re Minges), 602 F.2d 38, 42 (2d Cir. 1979); In re Kopel, 232 B.R. 57, 63 (Bankr. E.D.N.Y. 1999); Westbury Real Estate Ventures, Inc. v. Bradlees, Inc. (In re Bradlees Stores, Inc.), 194 B.R. 555, n.1 (Bankr. S.D.N.Y.
1996); In re Child World, Inc., 142 B.R. 87, 89 (Bankr. S.D.N.Y. 1992).

           22. The assumption of executory contracts and unexpired leases pursuant to Section 8.1 and 8.2 of the Plan, subject to the occurrence of the Effective Date, (i) is in the best interests of the Debtors, their estates, and their creditors, (ii) is based upon and within the Debtors' sound business judgment, (iii) is necessary to the implementation of the Plan, and (iv) satisfies the requirements of section 365(a) of the Bankruptcy Code.

           23. Schedule 8.1 to the Plan sets forth contracts and leases that, to the extent they constitute executory contracts and unexpired leases, the Debtors wish to reject, subject to the occurrence of and effective as of the Effective Date. Section 8.1 of the Plan provides that the executory contracts and unexpired leases set forth on Schedule 8.1 of the Plan are to be rejected, as of the Confirmation Date, subject to the occurrence of, and effective as of, the Effective Date.

           24. Courts have uniformly deferred to the business judgment of the debtor to determine whether the rejection of an executory contract or unexpired lease by the debtor is appropriate under section 365(a) of the Bankruptcy Code. See NLRB v. Bildisco & Bildisco, 465 U.S. 513, 525 (1984); Lubrizol Enterp.,

Inc. v. Richmond Metal Finishers, Inc. (In re Richmond Metal Finishers, Inc.), 756 F.2d 1043, 1046-47 (4th Cir. 1985); Minges, 602 F.2d at 42; In re Lawson,
146 B.R. 663, 664-65 (Bankr. E.D. Va. 1992), aff'd in part, rev'd in part, 14
F.3d 595 (4th Cir. 1993); In re Chipwich, Inc., 54 B.R. 427 (Bankr. S.D.N.Y.
1985). To the extent that sound business reasons justify the debtor's rejection of a particular lease or contract, rejection should be approved.

           25. The rejection of the executory contracts and unexpired leases set forth in Schedule 8.1 of the Plan, subject to the occurrence of and effective as of the Effective Date, (i) is in the best interests of the Debtors, their estates, and their creditors, (ii) is based upon and within the Debtors' sound business judgment, (iii) is necessary to the implementation of the Plan, and
(iv) satisfies the requirements of section 365(a) of the Bankruptcy Code. Accordingly, the Plan satisfies the requirements of section 1123(b)(2) of the Bankruptcy Code.

               K.   SECTION 1123(B)(3) OF THE BANKRUPTCY CODE IS SATISFIED
                    ------------------------------------------------------

           26. Section 1123(b)(3) of the Bankruptcy Code requires that settlements accomplished under a plan of reorganization be fair and reasonable. The Plan does not incorporate any settlements requiring approval and, accordingly, section 1123(b) of the Bankruptcy Code is not applicable.

               L. THE TRANSFERS OF PROPERTIES UNDER THE PLAN ARE GOVERNED BY THE EXEMPTIONS PROVIDED
                    IN SECTION 1146(C) OF THE BANKRUPTCY CODE
                    -----------------------------------------

           27. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange or a security, or the making or delivery of an instrument of transfer under a confirmed plan may not be taxed under any law imposing a stamp tax or similar tax. The Plan contemplates issuance of the New Common Stock, MVS Securities and New Notes and entry into the DB Credit Agreement; the DB Credit Agreement requires a pledge of certain of the Reorganized Debtors' assets to secure the obligations thereunder.

28. On May 1, 2003, the Bankruptcy Court entered an Order authorizing the sale of the Debtors' NurseAccess business (Docket No. 434) and an Order authorizing the sale of certain real property and personal property located in Dona Ana, New Mexico (Docket No. 433). These asset sales made by the Debtors during the pendency of the Chapter 11 Cases were an integral part of the Debtors' efforts to restructure and streamline their business and, therefore, were a necessary predicate to the Debtors' successful emergence from chapter 11. Pursuant to section 1146(c) of the Bankruptcy Code, issuance of the New Common Stock, MVS Securities and New Notes ,recordation of the security interests granted in connection with the Exit Financing or other instruments delivered in connection therewith, and the transfers made in connection with the Debtors' asset sales during the pendency of the Chapter 11 Cases are not and will not be subject to taxation under any law imposing a stamp, transfer or similar tax. In re 995 Fifth Ave. Assocs., 963 F.2d 503 (2d Cir. 1992).

THE DEBTORS HAVE SATISFIED SECTION
----------------------------------
1129(A)(2) OF THE BANKRUPTCY CODE

           29. Section 1129(a)(2) of the Bankruptcy Code requires the proponent of a plan to comply with all of the applicable provisions of the Bankruptcy Code. The Debtors, as proponents of the Plan, have complied with all of the provisions of the Bankruptcy Code and the Bankruptcy Rules governing notice, disclosure and solicitation in connection with the Plan, the Disclosure Statement and all other matters considered by this Court in connection with these Chapter 11 Cases. In re Johns-Manville Corp., 68 B.R. 618, 630 (Bankr. S.D.N.Y. 1986), aff'd, 78 B.R. 407 (S.D.N.Y. 1987); In re Toy & Sports
Warehouse, Inc., 37 B.R. 141, 149 (Bankr. S.D.N.Y. 1984).

           30. The Debtors have complied with the operating guidelines and financial reporting requirements enacted by the United States Trustee by (i) timely filing all operating reports and financial statements and (ii) maintaining and providing proof of insurance.

           31. The Debtors have paid all statutory fees required to be paid during the Chapter 11 Cases and filed all fee statements required to be filed.

           32. The Debtors have timely filed with the Court all schedules, lists of executory contracts, and statements of financial affairs.

           33. Sufficient and timely notice of the Confirmation Hearing and all other hearings in these Chapter 11 Cases has been given to holders of Claims and Equity Interests and all other parties in interest to whom notice was required to have been given.

           34. The solicitation of votes was made following approval and dissemination of the Disclosure Statement to holders of Claims and Equity Interests in Classes that are impaired and entitled to vote, and was made in good faith and in compliance with the provisions of the Bankruptcy Code and the Bankruptcy Rules. The Ballots of holders of Claims and Equity Interests were properly solicited and tabulated.

           35. The Debtors have complied with all applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and all orders of this Court and have fulfilled all of the obligations and duties owed to their estates and creditors as required by and set forth in sections 1107 and 1108 of the Bankruptcy Code. Accordingly, the Debtors have satisfied section 1129(a)(2) of the Bankruptcy Code.

THE PLAN SATISFIES THE REQUIREMENTS OF
SECTION 1129(A)(3) OF THE BANKRUPTCY CODE
-----------------------------------------

           36. Section 1129(a)(3) of the Bankruptcy Code states that a plan must be proposed in good faith and not by any means forbidden by law. See Kane v. Johns-Manville Corp., 843 F.2d 636, 649 (2d Cir. 1988), citing Koelbl v. Glessing (In re Koelbl), 751 F.2d 137, 139 (2d Cir. 1984) (quoting Manati Sugar Co. v. Mock, 75 F.2d 284 (2d Cir. 1935)); In re Texaco Inc., 84 B.R. 893, 899
(Bankr. S.D.N.Y.), appeal dismissed, 92 B.R. 38 (S.D.N.Y. 1988).

           37. This Court has examined the totality of the circumstances surrounding the formulation of the Plan. The Plan is based on extensive arm's length negotiations between and among the Debtors, the Senior Secured Lenders, Aetna, certain holders of the Senior Secured Notes and the Senior Subordinated Notes, Onex, R2 and the Official Committee. The Plan and the Disclosure Statement reflect the culmination of such efforts and the substantial input of each representative group. Additionally, as evidenced by the overwhelming acceptance of the Plan by creditors, the Plan achieves the goal of consensual reorganization embodied in the Bankruptcy Code. Further, the limited release and exculpation provided in Sections 5.7 and 11.7 of the Plan have been agreed to in good faith and are consistent with sections 105 and 1129 of the Bankruptcy Code. The terms of the Exit Financing, including, without limitation, the DB Commitment Letter and the DB Credit Agreement have been negotiated in good faith and at arm's length and are fair, just and reasonable under the circumstances. Thus, the Debtors have complied with the "good faith and not by any means forbidden by law" requirement of section 1129(a)(3) of the Bankruptcy Code. (Demilio Affidavit, at P. 13).

THE PLAN SATISFIES THE REQUIREMENTS OF
SECTION 1129(A)(4) OF THE BANKRUPTCY CODE
-----------------------------------------

           38. Section 1129(a)(4) of the Bankruptcy Code requires that all payments made or to be made by the plan proponent, by the debtor or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, have been approved by, or are subject to the approval of, the Court as reasonable.

           39. All payments made by the Debtors on account of "out of the ordinary course of business" transactions have been approved by the Court as reasonable, and all payments made or to be made to professionals retained by Order of the Court will be, as set forth in Section 2.1 of the Plan, subject to review and approval by this Court upon final application under section 330, 331 or 503(b) of the Bankruptcy Code. Accordingly, the Plan satisfies section 1129(a)(4) of the Bankruptcy Code.

THE PLAN SATISFIES THE REQUIREMENTS OF
SECTION 1129(A)(5) OF THE BANKRUPTCY CODE
-----------------------------------------

           40. Section 1129(a)(5) of the Bankruptcy Code requires the proponent of a plan of reorganization to disclose the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor or a successor to the debtor under the plan, and to show that the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity security holders and with public policy. Section 1129(a)(5) of the Bankruptcy Code also requires the proponent of a plan of reorganization to disclose the identity of any insider that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.

           41. The Debtors have disclosed the identities of those persons who will serve, on the Effective Date of the Plan, as officers of the Reorganized Debtors. Following the Effective Date, the boards of directors of the Reorganized Debtors will determine what changes, if any, will be made to the composition of the Reorganized Debtors' officers and their compensation. The Debtors also have disclosed the name and affiliation of the individuals proposed to serve as directors of the Reorganized Magellan. The appointment, or continuation in office, of such individuals is consistent with the interests of creditors and with public policy. Accordingly, the Plan satisfies section 1129(a)(5) of the Bankruptcy Code.

SECTION 1129(A)(6) OF THE BANKRUPTCY
CODE IS NOT APPLICABLE TO THE PLAN
----------------------------------

           42. Section 1129(a)(6) of the Bankruptcy Code requires a debtor to obtain the approval of any governmental regulatory commission, with jurisdiction over the debtor, with respect to any rate changes provided for in the debtor's plan of reorganization. The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency. Section 1129(a)(6) of the Bankruptcy Code is, accordingly, not applicable.

THE PLAN SATISFIES THE REQUIREMENTS OF
SECTION 1129(A)(7) OF THE BANKRUPTCY CODE
-----------------------------------------

           43. Section 1129(a)(7) of the Bankruptcy Code requires each creditor or equity interest holder in an impaired class to accept the plan of reorganization or receive or retain under such plan on account of such claim or interest property of a value, as of the effective date of such plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. In re Crowthers McCall Pattern, Inc., 120 B.R. 279, 297 (Bankr. S.D.N.Y. 1990).

           44. Based upon the Findings of Fact (paragraphs 1 to 66 hereinabove) contained in this Confirmation Order, the Liquidation Analysis set forth in
Section XI.D of the Disclosure Statement, and the sworn statements made in the Forrest Affidavit, this Court concludes that the Plan satisfies the "best interest" test under section 1129(a)(7) of the Bankruptcy Code.

THE PLAN SATISFIES EITHER THE
REQUIREMENTS OF SECTION 1129(A)(8) OR SATISFIES THE
REQUIREMENTS OF SECTION 1129(B) OF THE BANKRUPTCY CODE
------------------------------------------------------

45. Section 1129(a)(8) of the Bankruptcy Code requires that, with respect to each class of claims or interests under a plan, such class has either accepted the plan or is not impaired under the plan. According to the BSI Certification and the Innisfree Certification, Classes 4, 7, 8, 9,13 and 14 have voted to accept the Plan. Class 1 has voted to reject the Plan. The Claims in each of Classes 2, 3, 5, 6, 10, 11 and 12 are unimpaired under the Plan and, pursuant to section 1126(f) of the Bankruptcy Code, holders of unimpaired Claims in such classes are deemed to have accepted the Plan. As to Class 1, if the Debtors elect Alternate Treatment B, the Debtors have agreed to pay the Allowed Claims in Class 1 in full, in Cash and to cause the issuance of a letter of credit to backstop any letters of credit obligations owing to the Senior Secured Lenders, on the Effective Date. Accordingly, the Claims in Class 1 would be unimpaired in such extent and the Plan satisfies the requirements of Section 1129(a)(8) of the Bankruptcy Code. Alternatively, the Debtors' treatment of the Allowed Claims in Class 1 under Alternate Treatment B provides the holders of the Allowed Claims in Class 1 with the "indubitable equivalent" of their Allowed Claims in accordance with section 1129(b)(2)(A)(iii) of the Bankruptcy Code and, therefore, the Plan satisfies section 1129(b)(2)(A)(iii) of the Bankruptcy Code as to such Class. Additionally, if the Debtors elect Alternate Treatment A, the holders of Allowed Claims in Class 1 will retain the liens securing their Allowed Claims and will receive current Cash payments and deferred Cash payments totaling at least the allowed amount of their Claims, as of the Effective Date, in accordance with section 1129(b)(2)(A)(i) of the Bankruptcy Code, and therefore, satisfies section 1129(b)(2)(A)(i) of the Bankruptcy Code as to such Class.

THE PLAN SATISFIES THE REQUIREMENTS OF
SECTION 1129(A)(9) OF THE BANKRUPTCY CODE
-----------------------------------------

           46. Section 1129(a)(9) of the Bankruptcy Code provides for certain mandatory treatment of claims entitled to priority under the Bankruptcy Code.

           47. As required by section 1129(a)(9)(A) of the Bankruptcy Code,
Section 2.1 of the Plan provides that, except as otherwise agreed to by a holder of an Allowed Administrative Expense Claim, the Debtors shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Allowed Claim on, or as soon thereafter as is reasonably practicable after, the later of the Effective Date and the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, or liabilities arising under loans or advances to or other obligations incurred by the Debtors, as debtors in possession, whether or not incurred in the ordinary course of business, shall be paid by the Debtors in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. In addition, pursuant to Section 2.2 of the Plan, all payments made or to be made (as Administrative Expense Claims) to professionals retained by orders of the Court will be subject to review and approval by this Court upon final application under section 328, 330, 331 or 503(b) of the Bankruptcy Code.

           48. Consistent with section 1129(a)(9)(B) of the Bankruptcy Code,
Section 4.3 of the Plan provides that, except as otherwise agreed to by a holder of an Allowed Priority Non-Tax Claim, such holder shall receive, in full satisfaction of such Allowed Priority Non-Tax Claim, Cash in an amount equal to such Claim, on or as soon as reasonably practicable after the latest of (i) the Effective Date, (ii) the date such Claim becomes Allowed, and (iii) the date for payment provided by any agreement or understanding between the applicable Debtors and the holder of such Claim.

           49. Consistent with section 1129(a)(9)(C) of the Bankruptcy Code,
Section 2.3 of the Plan provides that a holder of an Allowed Priority Tax Claim shall, on account of such Allowed Priority Tax Claim be paid in full, in cash, on the Effective Date or as soon thereafter as is reasonably practicable, or on the Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim.

           50. Accordingly, the Plan satisfies section 1129(a)(9) of the Bankruptcy Code.

THE PLAN SATISFIES THE REQUIREMENTS OF
SECTION 1129(A)(10) OF THE BANKRUPTCY CODE
------------------------------------------

           51. Section 1129(a)(10) of the Bankruptcy Code provides that at least one impaired class of claims must accept a plan of reorganization, determined without including any acceptance of such plan by any insider.

           52. The Plan satisfies section 1129(a)(10) of the Bankruptcy Code because Classes 4, 7, 8, and 9, which are impaired classes, have voted to accept the Plan by the requisite majorities, determined without including any acceptance of the Plan by insiders. (Demilio Affidavit at P. 23).

THE PLAN SATISFIES THE REQUIREMENTS OF
SECTION 1129(A)(11) OF THE BANKRUPTCY CODE
------------------------------------------

           53. Section 1129(a)(11) of the Bankruptcy Code requires that a plan be feasible and that the debtor or its successor under such plan would not likely require liquidation or further financial reorganization, except as provided under such plan. In re Clarkson, 767 F.2d 417, 420 (8th Cir. 1985) (citing Chase Manhattan Mortgage & Realty Trust v. Bergman (In re Bergman), 585 F.2d 1171, 1179 (2d Cir. 1978)); In re Texaco, Inc., 84 B.R. 893, 907 (Bankr.
S.D.N.Y. 1988) (citing In re Johns-Manville Corp., 68 B.R. 618, 635 (Bankr. S.D.N.Y. 1986), aff'd, 78 B.R. 407 (S.D.N.Y. 1987)).

           54. Based upon the Findings of Fact and the Conclusions of Law contained in this Confirmation Order, this Court concludes that the Plan satisfies section 1129(a)(11) of the Bankruptcy Code, and the Debtors will not likely require liquidation or further financial reorganization after confirmation.


THE PLAN SATISFIES THE REQUIREMENTS OF
SECTION 1129(A)(12) OF THE BANKRUPTCY CODE
------------------------------------------

           55. Section 1129(a)(12) of the Bankruptcy Code requires that all fees payable under section 1930 of title 28 of the United States Code, as determined by the court at the hearing on confirmation of the plan, either have been paid or the plan provides for the payment of all such fees on the effective date of the plan.

           56. Section 13.1 of the Plan provides for the payment on the Effective Date (or as soon as practicable thereafter) of all fees payable under section 1930 of title 28 of the United States Code. All post-consummation fees that are due and payable will be payable by the Reorganized Debtors until the Chapter 11 Cases are closed pursuant to section 350(a) of the Bankruptcy Code. Accordingly, the Plan satisfies section 1129(a)(12) of the Bankruptcy Code.

THE PLAN SATISFIES THE REQUIREMENTS OF
SECTION 1129(A)(13) OF THE BANKRUPTCY CODE
------------------------------------------

           57. Section 1129(a)(13) of the Bankruptcy Code requires the continuation of payment of all retiree benefits, at the level established pursuant to section 1114 of the Bankruptcy Code at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

           58. Section 13.2 of the Plan provides that, on and after the Effective Date, the Reorganized Debtors shall continue to pay all retiree benefits (within the meaning of section 1114 of the Bankruptcy Code) for the duration of the period the Debtors have obligated themselves to provide such benefits. Accordingly, the Plan satisfies section 1129(a)(13) of the Bankruptcy Code.

THE PLAN SATISFIES THE REQUIREMENTS
OF SECTION 1129(D) OF THE BANKRUPTCY CODE
-----------------------------------------

59. Section 1129(d) of the Bankruptcy Code provides that, on request of a governmental unit, the court may not confirm a plan if its principal purpose is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, as amended. The principal purpose of the Plan is not avoidance of taxes or avoidance of the requirements of section 5 of the Securities Act of 1933, as amended, and there has been no objection to the Plan by any governmental unit alleging any such avoidance. (Demilio Affidavit, at P.
28). Accordingly, the Plan satisfies section 1129(d) of the Bankruptcy Code.

THE RELEASES, EXCULPATION AND INDEMNITY
PROVISIONS ARE CONSISTENT WITH SECTIONS 105
AND OTHER PROVISIONS OF THE BANKRUPTCY CODE
-------------------------------------------

           60. This Court has jurisdiction to approve the provisions in Section
11.7 of the Plan (Exculpation) and Section 5.7 of the Plan (Release of Representatives) pursuant to sections 1334(a), (b) and (d) of title 28 of the United States Code.

           61. Section 105(a) of the Bankruptcy Code empowers the Court and permits Court approval of the limited release, exculpation and indemnification provisions where, as here, such provisions are essential to the formulation and implementation of the Plan and confer material benefits on the Debtors, their estates and creditors. On the basis of the Affidavits in Support of Confirmation and the record presented at the Confirmation Hearing, this Court finds and concludes that it has jurisdiction to approve of the limited release, exculpation and indemnification provisions set forth in the Plan and that such provisions of the Plan are consistent with sections 105 and 1129 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code and are in the best interests of the Debtors' estates and creditors. See A.H. Robins Co., Inc. v. Piccinin, 788 F.2d 994, 1002-03 (4th Cir.), cert. denied, 479 U.S. 876 (1986); In re Johns-Manville Corp., 801 F.2d 60, 63-64 (2d Cir. 1986); In re
The Leslie Fay Companies, Inc., 207 B.R. 764 (Bankr. S.D.N.Y. 1997); see also In re Drexel Burnham Lambert Group, Inc., 138 B.R. 717 (Bankr. S.D.N.Y.), aff'd, 140 B.R. 347 (S.D.N.Y. 1992).

THE INJUNCTION AGAINST WORTHLESS
STOCK DEDUCTION IS CONSISTENT
WITH THE BANKRUPTCY CODE AND CASELAW
------------------------------------

           62. Section 13.14 of the Plan states that any "fifty percent shareholder" of Magellan shall be enjoined from claiming a worthless stock deduction with respect to any Equity Interests held by such entity for any taxable year of such shareholder ending prior to the Effective Date. This Court finds and concludes that an injunction against claiming a worthless stock deduction is proper because, if a fifty percent shareholder were allowed to claim such deduction, there would be an immediate "ownership change" for Magellan, which would effectively eliminate or reduce substantially the use by the Reorganized Debtors of certain net operating tax loss carryforwards (which are property of the Debtors' estates) to offset taxable income following the Effective Date. See Official Comm. of Unsecured Creditors v. PSS Steamship Co. (In re Prudential Lines, Inc.), 928 F.2d 565 (2d Cir.), cert. denied, 502 U.S. 821 (1991) (upholding bankruptcy court's order enjoining worthless stock deduction); In re Phar-Mor, Inc., 152 B.R. 924 (Bankr. N.D. Ohio 1993) (enjoining transfer of stock by minority shareholder that might result in an ownership change of the debtor).

THE NEW COMMON STOCK AND
NEW NOTES ARE EXEMPT FROM REGISTRATION
PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE
-----------------------------------------------

           63. Under section 1145 of the Bankruptcy Code, the New Common Stock, including, without limitation, the shares of New Common Stock issued pursuant to the Equity Offering, and New Notes (including, without limitation, the 92,184 shares of New Common Stock and New Notes distributed to Houlihan Lokey under its engagement letter, the Rights Registration Agreement and the Plan) will be freely tradeable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act and compliance with any rules and regulations of the Securities Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (ii) the restrictions, if any, on the transferability of such securities and instruments; and (iii) applicable regulatory approval. The issuance of New Common Stock, the

New Notes and the ability to participate in the Equity Offering (including, without limitation, amounts payable to Houlihan Lokey in accordance with section
5.17 of the Plan) are or were in exchange for Claims against, or Equity Interests in, the Debtors, or principally in such exchange and partly for cash or property, within the meaning of section 1145(a)(1) of the Bankruptcy Code.

           64. The exemption from the requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration of the offer, issuance, exchange or transfer of a security provided for in the Plan or registration or licensing of an issuer of, underwriter of, or broker dealer in, such security is authorized by section 1145 of the Bankruptcy Code and is applicable to the extent set forth in the Plan. The New Common Stock and New Notes are exempt from registration pursuant to section 1145 of the Bankruptcy Code and are freely tradeable by the holders thereof except to the extent a holder is an "underwriter" as defined in section 1145(b) of the Bankruptcy Code.

           65. To the extent that any of the foregoing conclusions of law constitute findings of fact, they are adopted as such.

                              DECRETAL PROVISIONS
                              -------------------

NOW, THEREFORE, IT IS HEREBY ORDERED AND ADJUDGED AS FOLLOWS:

           1. The Plan is hereby confirmed.

           2. The record of the Confirmation Hearing is hereby closed.

           3. The Effective Date of the Plan shall occur on the date when the conditions set forth in Section 10.2 of the Plan shall have been satisfied or, if applicable, shall have been waived by Reorganized Magellan, in its sole discretion, with the consent of the Official Committee, the Subject Lenders and the Equity Investor, which consents shall not be unreasonably withheld. Any such waiver may be effected at any time, without notice or leave or order of the Bankruptcy Court, and without any formal action.

           4. With respect to all Classes (other than Classes 7, 8, and 14) the record date for purposes of determining the holders of Allowed Claims and Equity Interests that are entitled to distributions that are required to be made under the Plan on the Effective Date, shall be the date of the Confirmation Order, and distributions with respect to Classes 7, 8, and 14 (the Debtors' public debt and equity securities) shall be made to holders of the public debt and equity securities surrendering such securities.

           5. Any Objections that have not been withdrawn prior to the entry of this Confirmation Order or that are not cured by the relief granted herein are hereby overruled in their entirety, and all withdrawn Objections are hereby deemed withdrawn with prejudice.

           6. In accordance with section 1141(a) of the Bankruptcy Code and
Section 11 of the Plan (and as limited thereby), upon entry of this Confirmation Order, the Plan shall be binding upon and inure to the benefit of the Debtors and their respective successors and assigns, the holders of Claims and Equity Interests and their respective successors and assigns (whether or not they voted to accept the Plan, whether or not they are impaired under the Plan, and whether or not any such holder has filed, or is deemed to have filed, a proof of Claim or proof of Equity Interest), any other Entity giving, acquiring, or receiving property under the Plan, and any lessor or lessee of property to or from any of the Debtors. Except as qualified by Section 11.9 of the Plan, the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for the discharge of all existing debts and Claims, and termination of all Equity Interests, of any kind, nature, or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, their successors or assignees, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest, and whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date. In addition, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Equity Interest in the Debtors.

           7. Pursuant to the Order of this Court dated April 23, 2003, approving the Debtors' assumption of the Amended MSA pursuant to section 365 of the Bankruptcy Code, the Aetna Amended MSA, including all documents and instruments related thereto (including but not limited to the Aetna Asset Purchase Agreement, the Aetna Note, the Aetna Warrant and the Vendor Contracts), and the Aetna Registration Rights Agreement are and shall remain binding on the Debtors, the Reorganized Debtors, their Affiliates and their successors.

           8. In accordance with sections 524 and 1141(d) of the Bankruptcy Code and Section 11 of the Plan (and as limited thereby), except as otherwise set forth in the Plan and in this Confirmation Order, on and after the Effective Date, all persons or entities who have held, hold or may hold Claims or Equity Interests are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any of the Debtors, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Debtor, (c) creating, perfecting, or enforcing any encumbrance of any kind against any Debtor or against the property or interests in property of any Debtor, and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Debtor or against the property or interests in property of any Debtor, with respect to any such Claim or Equity Interest.

           9. Notwithstanding Section 11.4 of the Plan or anything in this Confirmation Order to the contrary, the Plan shall not modify or impair any rights of setoff, recoupment or other defenses which St. Paul Fire and Marine Insurance Company, the successor by merger to American Continental Insurance Company ("St. Paul"), may assert under applicable law. Furthermore, notwithstanding Section 11.4 of the Plan or anything in this Conformation Order to the contrary, the Plan shall not modify or impair St. Paul's right to seek relief from the automatic stay to pursue the declaratory judgment pending against the Debtors in the United States District Court for the District of Maryland, Case Number S 02 C.

           10. The injunction contained in Section 11.4 of the Plan shall not affect the rights of PPS to continue to pursue its pending injunction action against the Debtors in the matter styled as Pennsylvania Psychiatric Society v. Magellan Health Services, Inc., et. al ., currently pending in the United States District Court for the Western District of Pennsylvania, as Civil Action No. 99-0937, solely to the extent that PPS is seeking to enjoin any ongoing alleged wrongful conduct by the Debtors occurring on or after the Commencement Date and for no other monetary or non-monetary relief against the Debtors.

           11. In accordance with section 1141(b) of the Bankruptcy Code and
Section 11.1 of the Plan, all property of the Debtors' bankruptcy estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests, except as provided herein. The Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein and in the Plan. In addition, pursuant to Section 5.4 of the Plan, the distributions to the holders of Claims in Class 8 shall not be subject to levy, garnishment, attachment or other legal process by any holder of indebtedness senior to the indebtedness of the holders of such Claims by reason of claimed contractual subordination rights. On the Effective Date, all creditors shall be deemed to have waived any and all contractual subordination rights that they may have with respect to such distribution, and the Confirmation Order hereby enjoins, effective as of the Effective Date, all holders of senior indebtedness from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan to the holders of Claims in Class 8.

           12. Pursuant to Section 11.6 of the Plan, all holders of Claims and Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.

           13. In accordance with section 1142 of the Bankruptcy Code, upon entry of this Confirmation Order, the Debtors are authorized to enter into the transactions described in the Plan and the Plan Supplement and are authorized and empowered to take all actions to issue, execute, deliver, file, and record all documents appropriate or necessary to consummate, implement, or otherwise effectuate the transactions contemplated hereunder and thereunder.

           14. In accordance with section 1142 of the Bankruptcy Code, upon entry of this Confirmation Order (and subject to the occurrence of the Effective
Date) without limiting the immediately preceding paragraph, the following shall be deemed authorized and approved in all respects: (i) the adoption and filing by Reorganized Magellan of the Amended Certificate of Incorporation, (ii) the adoption of the Amended Magellan By-Laws, (iii) the issuance of the New Common Stock and MVS Securities, (iv) the issuance of the New Notes, (v) the issuance of the New Warrants, (vi) the issuance of the New Aetna Note, (vii) the issuance of the New Aetna Warrant (viii) the entering into of the DB Credit Agreement or the New Senior Secured Credit Agreement, as the case may be, and the transactions contemplated thereby (including, without limitation, the payment of any fees in connection therewith), (ix) the entering into of employment agreements with the Senior Executives, (x) the entering into of employment agreements between the Debtors and their employees and (xi) the entering into of


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
any other agreement, instrument or document necessary or desirable to effectuate the foregoing and the Plan. On the Effective Date, the matters provided under the Plan involving the capital and corporate structures and governance of the Reorganized Debtors shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to applicable state laws without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

           15. The board of directors of Reorganized Magellan shall be deemed to have approved the acquisition of the MVS Securities by the Equity Investor and its affiliates and associates prior to the time any of such entities became the owner of MVS Securities within the meaning of Section 203 of the Delaware General Corporation Law. The Amended Certificate of Incorporation shall provide that Reorganized Magellan elects not to be governed by Section 203 of the Delaware General Corporation Law.

           16. Except as otherwise set forth in the Plan, prior to, or as of, the Effective Date, and only with the Official Committee's and the Equity Investor's prior written consent, Reorganized Magellan may cause any or all of the Debtors to engage in any intercompany transactions deemed necessary or appropriate (including, without limitation, merging, dissolving, or transferring assets, between or among the Debtors).

           17. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code and Section 8.1 of the Plan, all executory contracts and unexpired leases of the Debtors not previously assumed or rejected are hereby assumed, effective as of and subject to the occurrence of the Effective Date, except for (i) the executory contracts and unexpired leases listed on Schedule 8.1 to the Plan, which are to be rejected pursuant to the Plan, and (ii) any executory contracts and unexpired leases that are the subject of a motion to reject, assume or assign pending before the Court at least twenty (20) days prior to the Confirmation Hearing. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases set forth on
Schedule 8.1 to the Plan are hereby rejected, effective as of the Confirmation Date and subject to the occurrence of the Effective Date. Entry of this Confirmation Order shall constitute approval of the assumption of all executory contracts and unexpired leases described in Section 8 effective as of, and subject to, the occurrence of the Effective Date and the rejection of the contracts and leases listed on Schedule 8.1 to the Plan effective as of the Confirmation Date.

           18. To the extent any Debtor and any Customer (as of the Confirmation
Date) and/or party to a managed care service agreement with any Debtor in effect on the Confirmation Date have entered into amendments or agreements or have revised their course of dealing by consent of the Debtors in any fashion, including through the payment, advancement, credit or setoff of funds, both prior to and after the Commencement Date, such amendments, agreements, and/or revised consensual course of dealings are an ordinary course of business transaction under the Plan or have otherwise been approved by the Bankruptcy Court. Said amendments, agreements and/or revised consensual course of dealings are assumed concomitant with the assumption of the underlying executory contracts, and any right to any payment, credit, setoff or recoupment arising thereunder shall remain in full force and effect and is not subject to discharge under the Plan and this Order.

           19. Effective upon entry of this Confirmation Order, all unexpired contracts between any of the Debtors and Continental Insurance Company and/or Columbia Casualty Company (collectively, together with their insurance affiliates, the "CNA Companies" or "CNA") shall be assumed pursuant to section 365 of the Bankruptcy Code, including but not limited to that certain Indemnity

Agreement, effective as of June 25, 1999, among and between Magellan Health Services, Inc., East River Insurance Company (Bermuda) Ltd. and Continental Insurance Company. Notwithstanding anything to the contrary contained in the Plan or this Order, except as otherwise previously agreed to, CNA shall not be required to surrender or release any collateral to the Debtors absent agreement of the parties, or further order of the Court. Nothing contained in this Order shall constitute an adjudication or finding as to the existence or enforceability of a prior agreement by CNA to return collateral.

           20. Pursuant to Section 5.1 of the Plan, subject to the occurrence of the Effective Date, the Debtors shall be deemed consolidated for the following purposes under the Plan: (i) all guarantees by any of the Debtors of the obligations of any other Debtor arising prior to the Effective Date shall be deemed eliminated so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint and several liability of any of the Debtors shall be deemed to be one obligation of the deemed consolidated Debtors, and (ii) each and every Claim arising prior to the Effective Date and filed against any of the Debtors shall be deemed filed against the deemed consolidated Debtors and shall be deemed one Claim against and obligation of the deemed consolidated Debtors. Without limitation of the foregoing, any holder of duplicate Claims shall receive a distribution for only one such Claim.

           21. Such deemed consolidation, however, shall not (other than for purposes related to funding distributions under the Plan affect: (i) the legal and organizational structure of the Reorganized Debtors; (ii) intercompany Claims by and among the Debtors or Reorganized Debtors; (iii) pre- and post-Commencement Date guarantees, liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed pursuant to section 365 of the Bankruptcy Code, (B) pursuant to the Plan, (C) in connection with any financing entered into by the Reorganized Debtors on the Effective Date; or (D) in connection with any Customer Claims and (iv) distributions out of any insurance policies or proceeds of such policies.

           22. In accordance with section 105 of the Bankruptcy Code, the provisions of the Plan governing release and exculpation that are set forth in Sections 5 and 11 of the Plan, are hereby approved in all respects. 23. In accordance with sections 105 and 1123(b)(6) of the Bankruptcy Code and Section
13.14 of the Plan, and in furtherance of section 362 of the Bankruptcy Code, any "fifty percent shareholder" within the meaning of section 382(g)(4)(D) of the Internal Revenue Code of 1986, as amended, is hereby enjoined from claiming a worthless stock deduction with respect to any Equity Interests for any taxable year of such shareholder ending prior to the Effective Date.

           24. In accordance with section 1145 of the Bankruptcy Code, the offer or issuance, sale, exchange or other transfer of any security in accordance with the Plan or this Confirmation Order, including the New Common Stock, the MVS Securities and the New Notes, is hereby declared exempt from (a) the provisions of section 5 of the Securities Act of 1933, as amended (15 U.S.C. ss. 77(e), as amended), and (b) any state or local law requiring registration for the offer or sale of a security or registration or licensing of the issuer or an affiliate thereof as an underwriter, broker or dealer in securities.

           25. Under section 1145 of the Bankruptcy Code, the New Common Stock, including, without limitation, the shares of New Common Stock issued pursuant to the Equity Offering, and New Notes (including, without limitation, the 92,184 shares of New Common Stock and New Notes distributed to Houlihan Lokey under its engagement letter, the Registration Rights Agreement and the Plan) will be freely tradeable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(a)(11) of the Securities Act of 1933 and compliance with any rules and regulations of the Securities Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments;
(ii) the restrictions, if any, on the transferability of such securities and instruments; and (iii) applicable regulatory approval. The issuance of New Common Stock, New Notes and the ability to participate in the Equity Offering (including, without limitation, amounts payable to Houlihan Lokey in accordance with section 5.17 of the Plan) are or were in exchange for claims against, or Equity Interests in, the Debtors, or principally in such exchange and partly for cash or property, within the meaning of section 1145(a)(1) of the Bankruptcy Code.

           26. Pursuant to section 1146(c) of the Bankruptcy Code and Section
13.12 of the Plan, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan of Reorganization, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

           27. All entities holding Claims against or Equity Interests in the Debtors that are treated under the Plan are hereby directed to execute, deliver, file or record any document, and to take any action necessary to implement, consummate and otherwise effect the Plan in accordance with its terms, and all such entities shall be bound by the terms and provisions of all documents executed and delivered by them in connection with the Plan.

           28. In accordance with section 1142 of the Bankruptcy Code, the Debtors, the Reorganized Debtors, the Disbursing Agent, and any other entity designated pursuant to the Plan are hereby authorized, empowered and directed to issue, execute, deliver, file and record any document, and to take any action necessary or appropriate to implement, consummate and otherwise effectuate the Plan in accordance with its terms, and all such entities shall be bound by the terms and provisions of all documents issued, executed and delivered by them as necessary or appropriate to implement or effectuate the transactions contemplated by the Plan. Without limiting the generality of the foregoing, the Debtors and/or the Reorganized Debtors are hereby authorized and empowered to execute the DB Credit Agreement and any other agreements instruments and documents necessary or required to consummate, implement or otherwise effectuate the Exit Financing, to grant the liens and security interests described in the DB Commitment Letter in connection therewith and to pay any fees required to be paid in connection with the Exit Financing.

           29. The Debtors, are authorized to amend or modify the Plan at any time prior to the Effective Date, in accordance with Section 13.5 of the Plan; provided, however that any amendment or modification of paragraph 4 of the Modifications dated September 25, 2003 shall be subject to the approval of the Equity Investor and R2.

           30. The Modifications are hereby approved.

           31. The Debtors are authorized to take any and all actions in connection with the Equity Offering and the issuance of New Common Stock in consummation of the Equity Offering as described in Section 9 of the Plan

           32. Until the Effective Date, and except as otherwise ordered by this Court, this Court shall retain exclusive jurisdiction over the Debtors, their properties and operations. On and after the Effective Date, in accordance with sections 105(a) and 1142 of the Bankruptcy Code, the Debtors, their properties and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, except that this Court retains jurisdiction over, and if this Court exercises its retained jurisdiction, shall have exclusive jurisdiction over, all matters arising out of or related to these cases and the Plan or which otherwise are enumerated in Section 12 of the Plan, including the following:

                    (a) To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

                    (b) To determine any motion, adversary proceeding,
               application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date.

                    (c) To ensure that distributions to holders of Allowed
               Claims are accomplished as provided in the Plan.

                    (d) To consider Claims or the allowance, classification,
               priority, compromise, estimation, or payment of any Claim, Administrative Expense Claim, or Equity Interest.

                    (e) To enter, implement, or enforce such orders as may be
               appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated.

                    (f) To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court.

                    (g) To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

                    (h) To hear and determine all applications under sections
               330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date.

                    (i) To hear and determine disputes arising in connection
               with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated by the Plan, or any agreement, instrument, or other document governing or relating to any of the foregoing.

                    (j) To take any action and issue such orders as may be
               necessary to construe, enforce, implement, execute, and consummate the Plan or to maintain the integrity of the Plan following consummation.

                    (k) To determine such other matters and for such other
               purposes as may be provided in the Confirmation Order.

                    (l) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

                    (m) To hear and determine any other matters related to the
               Plan and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

                    (n) To determine any other matters that may arise in
               connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order any of the Plan Documents, or any other contract, instrument, release or other agreement or document related to the Plan, the Disclosure Statement or the Plan Supplement.

                    (o) To enter a final decree closing these Chapter 11 Cases.

                    (p) To recover all assets of the Debtors and property of the
               Debtors' estates, wherever located.

                    (q) To hear and determine any rights, claims or causes of
               action held by, or accruing to, any of the Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;


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
provided, however, that the Bankruptcy Court shall not maintain jurisdiction to interpret, construe, enforce or determine disputes under the Registration Rights Agreement and, from and after the Effective Date, the Equity Commitment Letter, as set forth in such documents.

           33. Any person or entity seeking an allowance of final compensation or reimbursement of expenses for professional services rendered to the Debtors or in relation to these cases pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code shall file and serve an application for allowance of final compensation for services rendered and reimbursement of related expenses incurred on or before the Effective Date (each, an "Application"), on each of the following entities not later than forty-five (45) days after the Effective Date (or such later date as may be established by further order of the Court):

                        Weil, Gotshal & Manges LLP
                        Attorneys for the Debtors
                        767 Fifth Avenue
                        New York, New York  10153
                        Attn:  Stephen Karotkin, Esq.

                        Akin Gump Straus Hauer & Feld LLP
                        Attorneys for the Official Committee
                          590 Madison Avenue
                        New York, NY 10022
                        Attn: Michael S. Stamer, Esq.

                        Office of the United States Trustee
                        33 Whitehall Street, 21st Floor
                        New York, New York  10004
                        Attn:  Pamela J. Lustrin, Esq.

                        Wachtell, Lipton, Rosen & Katz
                        Attorneys for the Agent for the Senior Secured Lenders 51 W. 52nd Street
                        New York, New York  10019
                        Attn: Richard D. Feintuch, Esq.

                        Davis Polk & Wardwell
                        Attorneys for Aetna, Inc.
                        450 Lexington Avenue
                        New York, New York 10017
                        Attn: Marshall S. Huebner, Esq.

           34. A hearing to consider the Applications so served and filed shall be held before the Court on __________________m., or as soon thereafter as counsel may be heard, in Courtroom 701, United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, New York (the "Final Fee Hearing"), or on such adjourned date and time as may be announced at the Final Fee Hearing.

           35. Each Application shall comply with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules and the Guidelines for Fees and Disbursements for Professionals in the Southern District of New York, and shall set forth, among other things, in reasonable detail, (i) the name and address of the applicant; (ii) the nature of the professional or other services rendered and expenses for which reimbursement is requested for all periods from the date the particular applicant was retained through the Effective Date; (iii) the amount of compensation and reimbursement of expenses requested, (iv) whether any payments have been received on account and, if so, the amount or amounts thereof; (v) the amount of any success fee or premium requested and the basis therefor; and (vi) the amounts of compensation and reimbursement of expenses previously allowed by the Court, if any.

           36. Notwithstanding any contrary provisions in this Order, the New Common Stock and New Notes authorized to be issued to Houlihan Lokey pursuant to section 5.17 of the Plan will be issued on the Effective Date even if a Final Fee Hearing has not been held. Such distributions shall, however, be subject to disgorgement, if so ordered by this Court, in connection with a Final Fee Application.

           37. On or before twenty days prior to the Final Fee Hearing, counsel for the Debtors be, and they hereby are, directed to serve upon all persons who have filed requests for notices under Bankruptcy Rule 2002, a notice setting forth the amount of fees and disbursements requested by each applicant who filed an Application. Upon written request made to the Debtors or their counsel, any party in interest may obtain a copy of any Application. Objections, if any, to any Application shall be in writing, shall set forth with specificity the basis of the objection, shall state whether the objector is a Creditor of or the holder of Equity Interests in the Debtors, the amount or extent of the objector's Claim or Equity Interests, and shall be served on the applicant whose Application is the subject of the objection and on each of the entities listed in paragraph 33 above, by personal service or express overnight delivery and filed with the Court, with a copy delivered to Chambers, so as to be received on or before three (3) days prior to the Final Fee Hearing.

           38. As of the Effective Date, the Official Committee shall dissolve and its members shall be released and discharged from all further authority, duties, responsibilities and obligations relating to the Chapter 11 Cases and the retention and employment of the legal and financial professionals retained by the Official Committee shall also terminate as of the Effective Date; provided, however, that the Official Committee and its attorneys shall be retained with respect to (a) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code, (b) motions seeking the enforcement of the provisions of the Plan and the transactions contemplated thereunder or under the Confirmation Order and (c) any matter pending as of the Effective Date until such matter is resolved by a Final Order. Any fees incurred by the Official Committee's attorneys after the Effective Date shall be paid by Reorganized Magellan without the need to file any fee application or obtain the Bankruptcy Court's approval.

           39. All fees payable pursuant to section 1930 of title 28, United States Code, as determined by the Court, shall be paid on the Effective Date or as soon as practicable thereafter. All post-confirmation and post-consummation fees that are due and payable shall be paid by the Reorganized Debtors until these Chapter 11 Cases are closed pursuant to section 350(a) of the Bankruptcy Code.

           40. Within fifteen (15) days after the entry date of this Confirmation Order, or within such further time as this Court may allow, the Debtors are hereby directed to mail to all known creditors, Equity Interest holders and other parties in interest (including all professionals) a copy of this Confirmation Order.

           41. In the event of any inconsistency between the Plan, or any agreement, instrument or document intended to implement the Plan, and this Confirmation Order, the provisions of this Confirmation Order shall govern and shall supersede any such document or order of this Court issued prior to the Effective Date.

           42. The provisions of this Confirmation Order are integrated with each other and are non-severable and mutually dependent.

           43. The failure specifically to include any particular provision of the Plan in this Confirmation Order shall not diminish or impair the efficacy of such provision, it being understood that it is the intent of this Court that the Plan be confirmed and approved in its entirety.

           44. Nothing in this Confirmation Order, the Plan or any Plan Document shall impair, amend or otherwise modify the rights of DBSI or DBTCA set forth in the DB Commitment Letter or in this Court's September 15, 2003 Order approving the DB Commitment Letter.

           45. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof. Dated: New York, New York October __, 2003


                                    ------------------------------------
                                    UNITED STATES BANKRUPTCY JUDGE